As filed with the Securities and Exchange Commission on May 6, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
BANCORP OF NEW JERSEY, INC.
(Exact name of registrant as specified in its charter)

New Jersey	20-8444387
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1365 Palisade Avenue
Fort Lee, New Jersey 07024
(Address of principal executive offices, including zip code)
2006 STOCK OPTION PLAN
(Full title of the plan)
Albert F. Buzzetti
President and Chief Executive Officer
Bancorp of New Jersey, Inc.
1365 Palisade Avenue
Fort Lee, New Jersey 07024
(201) 944-8600
(Name, address and telephone number, including area code, of agent for service)
with a copy to:
Donald R. Readlinger, Esq.
Pepper Hamilton LLP
Suite 400
301 Carnegie Center
Princeton, NJ 08543-5276
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of each		Proposed maximum	Proposed maximum
class of securities	Amount to be	offering price	aggregate offering	Amount of
to be registered	registered(1)(2)	per unit(3)	price(3)	registration fee
Common stock, no par value per share	217,984	$9.22	$2,009,812.48	$78.99

(1)	Pursuant to Rule 416(b) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover an indeterminate number of additional shares of registrant’s class of common stock, no par value per share, that may be issued or become issuable pursuant to registrant’s 2006 Stock Option Plan as a result of a future stock split, stock dividend or similar event or transaction affecting registrant’s class of common stock, no par value per share.

(2)	Represents the amount of shares of registrant’s class of common stock, no par value per share, that may be issuable upon the exercise of options granted and to be granted pursuant to registrant’s 2006 Stock Option Plan, including 198,300 shares of registrant’s class of common stock, no par value per share, issuable upon the exercise of options previously granted pursuant to registrant’s 2006 Stock Option Plan.

(3)	Computed pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the book value of the common stock at December 31, 2007.

EXPLANATORY NOTE
     The registrant, Bancorp of New Jersey, Inc. (the “Company”), has prepared this registration statement on Form S-8 to register shares of its class of common stock, no par value per share issuable upon the exercise of options previously granted and which may be granted in the future pursuant to the 2006 Stock Option Plan (the “Plan”). During 2006, the Plan was adopted by Bank of New Jersey (the “Bank”) and, at the time of adoption, 109,083 shares of the Bank’s class of common stock, par value $10.00 per share (“Bank Stock”) were issuable upon the exercise of options granted pursuant to the Plan. In January 2007, the Bank effected a ten percent (10%) stock distribution and the number of shares of Bank Stock subject to the Plan was adjusted in accordance with the terms of the Plan to 119,992 shares. In February 2007, 11,000 shares of Bank Stock were issued upon the exercise of options granted pursuant to the Plan, reducing the number of shares of Bank Stock subject to the Plan to 108,992. In July 2007, the Company and the Bank consummated a bank holding company reorganization, as a result of which the Company assumed the Plan and shares of the Company’s class of common stock were substituted for shares of Bank Stock on a one-for-one basis as the securities issuable upon the exercise of options granted pursuant to the Plan. In December 2007, the Company effected a 2 for 1 stock split and the number of shares of stock which remain subject to the Plan was adjusted in accordance with the terms of the Plan to 217,984.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
     The Company will furnish to participants in the Plan, without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of this registration statement, which documents are incorporated by reference in the Section 10(a) prospectus, and such other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests should be directed to Connie Caltabellatta, Bancorp of New Jersey, Inc., 1365 Palisade Avenue, Fort Lee, New Jersey 07024, (201) 944-8600.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated in this prospectus by reference:
•	Our annual report on Form 10-K for the year ended December 31, 2007, filed on March 31, 2008;

•	The information required by Part III, Items 10 through 14, of Form 10-K, which is incorporated by reference to our definitive proxy statement for our 2008 annual meeting of shareholders filed on April 17, 2008; and

•	Our current report on Form 8-K filed on August 2, 2008, pursuant to which our class of common stock was deemed to be registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and which report includes a description of our class of common stock.
     In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of our class of common stock offered pursuant to this registration statement have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Statutory Indemnification. We refer you to Section 14A:3-5 of the New Jersey Business Corporation Act, as amended (the “NJBCA”), which sets forth the extent to which a corporation is authorized or required to indemnify its directors, officers and other corporate agents in various proceedings. For purposes of such law, a “corporate agent” is any person who is or was a director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the indemnifying corporation, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent. A “proceeding” is any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit, or proceeding, any appeal, and any inquiry or investigation which could lead to such action, suit or proceeding.
     Generally, the NJBCA authorizes any New Jersey corporation to indemnify a corporate agent against his or her expenses and liabilities incurred in connection with any proceeding involving the corporate agent by reason of his or her being or having been a corporate agent if (a) the corporate agent acted in good faith or in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his or her conduct was unlawful.

     In any proceeding by the corporation or in the right of the corporation (a derivative action), the corporation is authorized to indemnify a corporate agent against his or her expenses if the agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, but the corporation is not authorized to indemnify a corporate agent for any liabilities in such proceeding. However, the corporation is not authorized to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable to the corporation, unless and only to the extent that a court deems such indemnification would be proper.
     In the event the corporation is authorized but not required to indemnify a corporate agent, the corporation may only do so if a determination is made that the applicable standard of conduct was met by such corporate agent. The determination may be made by the board of directors of the corporation, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum directs such counsel to make the determination; or by the shareholders of the corporation.
     A New Jersey corporation is required to indemnify a corporate agent to the extent that the corporate agent is successful on the merits or otherwise in any proceeding of the types described above, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him or her the requested indemnification. In advance of the final disposition of any proceeding, the board of directors may direct the corporation to pay an agent’s expenses if the agent agrees to repay the expenses in the event that it is ultimately determined that he or she is not entitled to indemnification.
     The indemnification and advance of expenses authorized or required by the NJBCA do not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, bylaw, agreement, vote of shareholders, or otherwise; provided that no indemnification may be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, as defined in subsection 14A:2-7(3) of the NJBCA, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the corporate agent of an improper personal benefit.
     The power to indemnify corporate agents granted to New Jersey corporations pursuant to the NJBCA may be exercised notwithstanding the absence of any provision a corporation’s certificate of incorporation or bylaws authorizing the exercise of such powers.
     Except to the extent required by subsection 14A:3-5(4) of the NJBCA, no indemnification will be provided by a corporation or ordered by a court, if it would be inconsistent with certificate of incorporation, bylaw, resolution of the board of directors or shareholders, an agreement or other proper corporate action in effect at the time of the accrual of the alleged cause of action asserted in the proceeding, which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.
     Indemnification Pursuant to Certificate of Incorporation of the Registrant. In accordance with the foregoing statutory provision, Article 8 of our certificate of incorporation provides as follows:
     The Corporation shall indemnify its officers, directors, employees, and agents and former officers, directors, employees and agents, and any other persons serving at the request of the Corporation as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees, judgments, fines, and amounts paid in settlement) incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the New Jersey Business Corporation Act. The indemnification provided herein (i) shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any bylaw, agreement, or vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity, and (ii) shall inure to the benefit of the heirs, executors, and the administrators of any such person. The Corporation shall have the power, but shall not be obligated, to purchase and maintain insurance on behalf of any person or persons enumerated above against any liability asserted against or incurred by them or any of them arising out of their status as corporate directors, officers, employees, or agents whether or not the Corporation would have the power to indemnify them against such liability under the provisions of this Article. When a board of directors does not consist of a majority of disinterested directors, the board may nevertheless advance expenses to one or more directors or all of them provided each executes the undertaking to repay required by law.
     Directors and Officers Liability Insurance. We maintain a policy of directors and officers liability insurance to cover certain potential liabilities of present or future directors and officers, as well as employees, for actions taken in their capacities as such and in certain other limited circumstances, including certain potential liabilities under the Securities Act.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

4.1	2006 Stock Option Plan*

5.1	Opinion of Pepper Hamilton LLP

23.1	Consent of Beard Miller Company LLP

23.2	Consent of KPMG LLP

23.3	Consent of Pepper Hamilton LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on signature page)

*	Incorporated by reference to the exhibit to registrant’s Registration Statement on Form S-4 (Registration No. 333-141124), filed with the Securities and Exchange Commission on March 7, 2007, as amended by Amendment No. 1 on Form S-4/A, filed on April 27, 2007, and Amendment No. 2 on Form S-4/A, filed on May 15, 2007
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Act that are incorporated by reference in this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Lee, New Jersey, on May 6, 2008.

By:	Albert F. Buzzetti
Albert F. Buzzetti
President and Chief Executive Officer

POWER OF ATTORNEY
     Each individual whose signature appears below constitutes and appoints Albert F. Buzzetti and Michael Lesler his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes or substitute may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

Albert F. Buzzetti Albert F. Buzzetti	Director, President and Chief Executive Officer (principal executive officer)	May 6, 2008

Michael Lesler Michael Lesler	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	May 6, 2008

Michael Bello Michael Bello	Director	May 6, 2008

Jay Blau Jay Blau	Director	May 6, 2008

Albert L. Buzzetti Albert L. Buzzetti	Director	May 6, 2008

Gerald A. Calabrese Gerald A. Calabrese	Director	May 6, 2008

Stephen Crevani Stephen Crevani	Director	May 6, 2008

Name	Title	Date

John K. Daily John K. Daily	Director	May 6, 2008

Armand Leone, Jr., MD, JD Armand Leone, Jr., MD, JD	Director	May 6, 2008

Anthony M. Lo Conte Anthony M. Lo Conte	Director	May 6, 2008

Carmelo Luppino Carmelo Luppino	Director	May 6, 2008

Rosario Luppino Rosario Luppino	Director	May 6, 2008

Howard Mann Howard Mann	Director	May 6, 2008

Josephine Mauro Josephine Mauro	Director	May 6, 2008

Joel P. Paritz Joel P. Paritz	Director	May 6, 2008

Christopher M. Shaari, MD Christopher M. Shaari, MD	Director	May 6, 2008

Anthony Siniscalchi Anthony Siniscalchi	Director	May 6, 2008

Mark Sokolich Mark Sokolich	Director	May 6, 2008

Diane M. Spinner Diane M. Spinner	Director	May 6, 2008

EXHIBIT INDEX

Exhibit No.	Description

4.1	2006 Stock Option Plan*

5.1	Opinion of Pepper Hamilton LLP

23.1	Consent of Beard Miller Company LLP

23.2	Consent of KPMG LLP

23.3	Consent of Pepper Hamilton LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on signature page)

*	Incorporated by reference to the exhibit to registrant’s Registration Statement on Form S-4 (Registration No. 333-141124), filed with the Securities and Exchange Commission on March 7, 2007, as amended by Amendment No. 1 on Form S-4/A, filed on April 27, 2007, and Amendment No. 2 on Form S-4/A, filed on May 15, 2007